Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Thursday, November 1, 2012

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2012 RESULTS

Cleveland, Ohio, November 1, 2012 - NACCO Industries, Inc. (NYSE: NC) today announced income from continuing operations of $10.2 million, or $1.21 per diluted share, on revenues of $210.1 million for the 2012 third quarter, compared with income from continuing operations of $8.2 million, or $0.97 per diluted share, on revenues of $194.6 million in the third quarter of 2011.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 and 2011 financial information in this news release have been reclassified to reflect the materials handling operating results as discontinued operations.
Consolidated EBITDA from continuing operations for the third quarter of 2012 and the trailing twelve months ended September 30, 2012, was $19.7 million and $88.4 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see page 11.
NACCO's board of directors will, at its next regularly scheduled meeting in mid-November, evaluate and determine a dividend payout rate. In doing so, the board will consider the financial conditions and prospects of the businesses which continue to make up NACCO Industries following the spin-off of the materials handling business. NACCO currently has an authorized share buyback plan in place. Given the completion of the spin-off of the Company's materials handling business, the Company is again able to make purchases under the existing plan. After the completion of the spin-off, NACCO and its subsidiaries finished the third quarter with consolidated cash on hand of $155.7 million, debt of $207.4 million and net debt of $51.7 million.

NACCO and Subsidiaries Consolidated Third Quarter Highlights
Key perspectives on NACCO's third quarter results are as follows:

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North American Coal's third quarter 2012 net income was $8.2 million compared with $5.8 million in the third quarter of 2011. The increase was primarily due to a gain of $3.3 million pre-tax on the sale of a dragline, an increase in deliveries at the consolidated mining operations and lower income tax expense, partially offset by higher employee-related expenses and professional fees.

•
Hamilton Beach's net income for the third quarter of 2012 was $5.3 million compared with $4.1 million in the third quarter of 2011. The increase was primarily the result of the absence of a charge incurred in 2011 of $1.3 million pre-tax for the write-off of a capital lease asset, lower interest expense and favorable foreign currency movements, partially offset by higher employee-related costs.

•
Kitchen Collection's third quarter 2012 net loss increased to $1.2 million from $0.5 million in the third quarter of 2011 primarily as a result of lower operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores mainly caused by a shift in mix toward lower margin product categories and an increase in selling, general and administrative expenses.

•
NACCO and Other, which includes parent company operations, had a net loss from continuing operations of $1.1 million in the third quarter of 2012 compared with a net loss from continuing operations of $0.7 million in the third quarter of 2011.

For the nine months ended September 30, 2012, the Company reported income from continuing operations of $18.5 million, or $2.20 per diluted share, on revenues of $555.2 million compared with $49.6 million, or $5.90 per diluted share, on revenues of $516.5 million for the first nine months of 2011. Income from continuing operations for 2011 included the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million, incurred in the first quarter of 2011. Excluding the settlement and the corresponding litigation costs, adjusted income from continuing operations was $12.4 million, or $1.47 per diluted share, for the nine months ended September 30, 2011. See reconciliation to non-GAAP financial results on page 7.

Detailed Discussion of Results

North American Coal - Third Quarter Results
North American Coal's net income for the third quarter of 2012 was $8.2 million on revenues of $38.0 million compared with net income of $5.8 million on revenues of $21.0 million for the third quarter of 2011. On August 31, 2012, North American Coal acquired Reed Minerals. The third quarter 2012 financial results include $7.7 million of revenues and nominal net income from the Reed Minerals' operations for the one month ended September 30, 2012.
North American Coal's deliveries for the third quarters of 2012 and 2011 are as follows:

	2012	2011
Coal deliveries (tons)	(in millions)
Consolidated mines	1.1	0.7
Unconsolidated mines	6.5	6.4
Total coal deliveries	7.6	7.1
Limerock deliveries (cubic yards)	4.9	3.1
Revenues increased in the third quarter of 2012 primarily due to the Reed Minerals acquisition and an increase in tons delivered at the Mississippi Lignite Mining Company as a result of fewer outage days at a customer's power plant compared with the third quarter of 2011. An increase in deliveries at the limerock dragline mining operations and higher royalty income also contributed to the improvement in third quarter 2012 revenues.
Net income increased in the third quarter of 2012 compared with the third quarter of 2011 primarily due to a gain of $3.3 million pre-tax resulting from the sale of a dragline in the third quarter of 2012, an increase in deliveries at the consolidated mining operations and lower income tax expense as the company realized a higher tax benefit from a shift to losses from entities taxed at higher income tax rates. These improvements were partially offset by an increase in employee-related expenses and higher professional fees, primarily related to the Reed acquisition.

For the nine months ended September 30, 2012, North American Coal reported net income of $24.5 million on revenues of $81.5 million compared with net income of $17.5 million on revenues of $58.3 million for the first nine months of 2011.

North American Coal - Outlook
North American Coal expects steady operating performance at its coal mining operations in the fourth quarter of 2012 and in 2013. However, a decrease in tons delivered is expected in the fourth quarter of 2012 compared with 2011 as a result of lower customer requirements at the consolidated and unconsolidated lignite mining operations, which are expected to more than offset the increase in tons delivered at the newly acquired Reed Minerals mines. Tons delivered in 2013 are expected to increase over 2012 at both the consolidated and unconsolidated mining operations provided customers achieve currently planned power plant operating levels. Limerock deliveries in the fourth quarter of 2012 are expected to be higher than the fourth quarter of 2011 as customer requirements are expected to increase. However, limerock deliveries are anticipated to decrease in 2013 compared with 2012 as customer requirements are expected to decline moderately. Royalty and other income is expected to be higher in the fourth quarter of 2012 and in 2013 compared with prior periods.
Unconsolidated mines currently in development are expected to continue to generate modest income in the fourth quarter of 2012 and in 2013. The Five Forks Mine operated by Demery Resources Company has commenced delivering coal to its customer and is expected to ramp up production of coal moderately in 2013. Full production is expected in 2014 with 300,000 to 400,000 tons delivered. The company's three other unconsolidated mines in development are not expected to be at full production for several years. Liberty Fuels is eventually expected to produce approximately 4.8 million tons of lignite coal annually for Mississippi Power Company's new Ratcliffe power plant currently being built in Mississippi. While completion of the project is still contingent on resolving legal challenges to regulatory approvals for the power plant, the project is currently on track for initial coal deliveries to commence in mid-2014. Caddo Creek Resources Company is in the permitting stage of a project in Texas for which it expects to mine approximately 650,000 tons of coal annually for a customer that currently purchases its coal from The Sabine Mining Company. Initial deliveries are expected to commence in early 2014. Camino Real Fuels is also in the permitting stage of a project in Texas for which it expects to mine approximately 2.7 million tons of coal annually. Initial deliveries are expected to commence in mid-to-late 2014. In addition, in October 2012, North American Coal's subsidiary, Coyote Creek Mining Company, entered into a new agreement with Otter Tail Power Company and with Otter Tail Power Company's co-owners in the Coyote Station baseload generation plant, to develop a lignite mine in Mercer County, North Dakota. Coyote Creek Mining Company will deliver to the Coyote Station co-owners, as an exclusive supplier, the annual fuel requirements of the Coyote Station plant, which are expected to be approximately 2.5 million tons of coal annually, starting in May 2016.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in the fourth quarter of 2012 and in 2013. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the anticipated construction of a new mine.
Overall, North American Coal expects 2012 fourth quarter net income to be lower than fourth quarter 2011 net income. Additional income from the Reed Minerals acquisition is expected to be more than offset by higher selling, general and administrative expenses as a result of increased employee-related costs and development activities and lower operating results, primarily at the unconsolidated mining operations. Net income in 2013 is expected to increase moderately over 2012 due to the expected favorable impact of increased deliveries, especially from the Reed

Minerals acquisition, and lower operating expenses are expected to be partially offset by higher interest expense on greater debt levels. Cash flow before financing activities for 2012 is expected to be substantially lower than 2011, mainly as a result of the Reed Minerals acquisition. Cash flow before financing activities in 2013 is expected to be higher than 2012, but not back to the levels of 2011 due to an anticipated increase in capital expenditures to support the Reed Minerals acquisition.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification, coal drying and other clean coal technologies. Furthermore, the company views its acquisition of Reed Minerals as the first step in developing a metallurgical coal platform and the company believes that exports for coal and other new international value-added mining services projects may become available. North American Coal also continues to pursue additional non-coal mining opportunities in aggregates and sand mining.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $5.3 million for the third quarter of 2012 on revenues of $124.8 million, compared with net income of $4.1 million for the third quarter of 2011 on revenues of $126.7 million.
Revenues decreased modestly in the third quarter of 2012 compared with the third quarter of 2011 primarily due to lower unit sales volumes, mainly in the U.S. consumer and Canadian retail markets and unfavorable foreign currency movements caused by a strengthening U.S. dollar against the Mexican peso and Canadian dollar. The decline in revenue was partially offset by sales of products with higher price points, particularly in the U.S. consumer markets.
The increase in net income in the third quarter of 2012 compared with the 2011 third quarter was primarily the result of the absence of a charge incurred in 2011 of $1.3 million, or $0.8 million after taxes of $0.5 million, for the write-off of a capital lease asset, lower interest expense resulting from lower rates and debt levels and favorable foreign currency movements, partially offset by higher employee-related costs. Gross profit also improved in the 2012 third quarter due to sales of higher-priced, higher-margin products, partially offset by higher product costs and lower unit sales volumes.
For the nine months ended September 30, 2012, Hamilton Beach reported net income of $8.5 million on revenues of $340.4 million compared with net income of $6.4 million on revenues of $331.6 million for the first nine months of 2011.

Hamilton Beach - Outlook
The middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates has been under pressure since 2009 and is expected to remain stressed through the end of 2012 and into 2013. Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns and high unemployment rates. As a result, sales volumes in this segment of the U.S. consumer market are expected to remain challenged and retailers are likely to remain cautious. Nevertheless, Hamilton Beach expects improved sales volumes from increased promotions and placements in the fourth quarter of 2012 in comparison with the fourth quarter of 2011 and improved sales volumes in 2013 compared with 2012. International and commercial product markets are anticipated to continue to grow in the remainder of 2012 and in 2013 compared with the comparable prior periods.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs,

together with appropriate levels of advertising for the company's highly successful and innovative product lines, such as The Scoop®, a single-serve coffee maker. Hamilton Beach expects The Scoop®, the Two-Way Brewer and the DurathonTM iron product line, all introduced in late 2011, to continue to gain market position over time as broader distribution is attained. The company is also continuing to introduce innovative products in several small appliance categories. In the third quarter of 2012, Hamilton Beach launched the Hamilton Beach® Open EaseTM Automatic Jar Opener and expects to launch the FlexBrewTM single-serve coffee maker in late 2012. These products, as well as other new product introductions in the pipeline for the fourth quarter of 2012 and in 2013, and expected key placements and promotions for the holiday-selling season, are expected to affect both revenues and operating profit positively. As a result of these new products, placements and promotions, and the company's improving position in commercial and international markets, Hamilton Beach anticipates an increase in revenues in the fourth quarter of 2012, provided consumer spending is at expected fourth quarter levels, and in 2013 compared with the respective prior year periods.
Overall, Hamilton Beach expects fourth quarter 2012 and full year 2013 net income to increase compared with the comparable prior periods, primarily driven by anticipated increases in revenue, partially offset by expected increases in operating expenses. Hamilton Beach expects that 2012 cash flow before financing activities will be lower than 2011 but higher in 2013 as compared with 2012.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on five strategic initiatives: (1) increasing placements in the North America consumer business through the development of consumer-driven innovative products and strong sales and marketing support, (2) achieving further penetration of the global Commercial market through a commitment to an enhanced global product line aimed at the global hospitality and food service markets, (3) expanding internationally in the emerging Asian and Latin American markets by offering products designed specifically for those market needs, by expanding distribution channels and by increasing the use of the Internet, (4) successfully entering the "only the best" market with a strong brand and broad product line, and (5) enhancing internet sales and support activities.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $1.2 million on revenues of $48.2 million for the third quarter of 2012 compared with a net loss of $0.5 million on revenues of $48.9 million for the third quarter of 2011.
Compared with the third quarter of 2011, increased sales in the third quarter of 2012 from newly opened Kitchen Collection® stores were slightly higher than the loss of sales from closing unprofitable Kitchen Collection® and Le Gourmet Chef® stores since September 30, 2011. This improvement was more than offset by a decline in comparable store sales, mainly due to fewer sales transactions.
At September 30, 2012, Kitchen Collection® operated 264 stores compared with 250 stores at September 30, 2011. Le Gourmet Chef® operated 55 stores at September 30, 2012 compared with 62 stores at September 30, 2011. At year-end 2011, Kitchen Collection® and Le Gourmet Chef® operated 276 and 61 stores, respectively.
The increase in Kitchen Collection's third quarter 2012 net loss was primarily the result of lower operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores mainly caused by a shift in mix toward lower margin product categories and an increase in selling, general and administrative expenses. Selling, general and administrative expense increased primarily as a result of higher employee-related costs and travel expenses. Many of these increased costs were the result of remodeling 26 more Kitchen Collection® stores during the third quarter of 2012.
For the nine months ended September 30, 2012, Kitchen Collection reported a net loss of $7.2 million on revenues of $135.8 million compared with a net loss of $6.5 million on revenues of $129.8 million for the first nine months of 2011.

Kitchen Collection - Outlook
The outlet mall retail market remains challenging and is expected to continue to be so since the middle market consumer remains under pressure due to high unemployment rates, elevated fuel prices, other consumer financial concerns and distractions from the upcoming election, all of which are expected to continue to dampen consumer sentiment and consumer traffic to outlet mall locations, and limit consumer spending levels for Kitchen Collection's target customer in the fourth quarter of 2012 and in 2013. Nevertheless, Kitchen Collection expects an increase in revenues in the fourth quarter of 2012 compared with 2011 as a result of the opening of 34 seasonal store locations during the fourth-quarter holiday-selling season and sales at new Kitchen Collection® stores opened since the fourth quarter of 2011, provided consumer spending is at anticipated fourth quarter levels. Kitchen Collection expects 2013 revenues to be comparable to 2012, although the company expects to maintain a lower number of stores through much of 2013 than in 2012.
Kitchen Collection expects an increase in 2012 fourth quarter net income compared with the fourth quarter of 2011 primarily from the increase in the number of stores in 2012, from enhanced sales and margins expected as a result of further improvements in store formats and layouts at both the Kitchen Collection® and Le Gourmet Chef® stores, and as a result of further refinements of promotional offers and merchandise mix in both store formats. During 2012, Kitchen Collection reformatted many of its stores to promote a value and trend message at the front of its stores, which is expected to drive customers into the store. The company completed format changes at all of its Le Gourmet Chef® stores in the first half of the year and is expected to complete the remodeling of a total of 82 Kitchen Collection® stores in 2012, of which 76 had been completed through the end of the third quarter. Preliminary feedback on these changes is favorable, but making the changes has resulted in higher up-front costs during 2012 which are not expected to recur in 2013. As these new formats gain traction, they are expected to drive improved income in 2013. Cash flow before financing in 2012 is expected to be lower than 2011, but increase in 2013 compared with 2012.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by building on its profitable Kitchen Collection® store format through refinement of its store formats and ongoing review of product offerings, merchandise mix, store displays and appearance, while continuing to evaluate and, as lease contracts permit, close underperforming and loss-generating stores. In the near term, Kitchen Collection expects to focus its growth on increasing the number of Kitchen Collection® stores, with store expansion expected to be focused on identifying the best outlet malls and positions. When adequate profit prospects are demonstrated at the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, November 2, 2012 at 9:30 a.m. eastern time. The call may be accessed by dialing (888) 895-5271 (Toll Free) or (847) 619-6547 (International), Pass code: 33644936, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 9,

2012. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
The Company has reported adjusted income and diluted earnings per share for the nine months ended September 30, 2011 excluding the net effect of the Applica settlement and related litigation costs under "Third Quarter 2012 Results." Management believes a discussion excluding the settlement and related litigation costs is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the nine months ended September 30, 2011 income from continuing operations and diluted earnings per share, as reported, to adjusted income from continuing operations and diluted earnings per share excluding the net impact of the Applica settlement and litigation costs.

	Nine Months Ended
	September 30, 2011
(in millions, except per share data)	2011	Diluted earnings per share
2011 Income from continuing operations, as reported	$49.6	$5.90
Impact of Applica settlement, after taxes of $21.0	(39.0)	(4.64)
Impact of Applica litigation costs, after taxes of $1.0	1.8	0.21
2011 Adjusted income from continuing operations	$12.4	$1.47

For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced in the Reed Minerals mines, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Ratcliffe Plant in Mississippi and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(In millions, except per share data)

Revenues	$210.1	$194.6	$555.2	$516.5
Cost of sales	157.8	146.1	414.1	387.2
Gross profit	52.3	48.5	141.1	129.3
Earnings of unconsolidated mines	11.5	11.1	34.1	32.7
Operating expenses
Selling, general and administrative expenses	52.1	46.4	150.1	140.4
Gain on sale of assets	(3.1)	(0.1)	(5.4)	(0.2)
Operating profit	14.8	13.3	30.5	21.8
Other (income) expense
Interest expense	1.5	2.3	4.7	6.8
Applica settlement and litigation costs	—	—	—	(57.2)
Other	(0.3)	0.7	0.6	0.8
Income before income taxes	13.6	10.3	25.2	71.4
Income tax provision	3.4	2.1	6.7	21.8
Income from continuing operations	10.2	8.2	18.5	49.6

Discontinued Operations, net-of-tax	27.8	17.5	66.5	58.1
Net income attributable to stockholders	$38.0	$25.7	$85.0	$107.7

Basic earnings per share attributable to stockholders:
Continuing operations	$1.22	$0.98	$2.21	$5.92
Discontinued operations, net-of-tax	3.31	2.08	7.93	6.93
Basic earnings per share	$4.53	$3.06	$10.14	$12.85

Diluted earnings per share attributable to stockholders:
Continuing operations	$1.21	$0.97	$2.20	$5.90
Discontinued operations, net-of-tax	3.31	2.08	7.92	6.91
Diluted earnings per share	$4.52	$3.05	$10.12	$12.81

Cash dividends per share	$0.5475	$0.5325	$1.6275	$1.5875

Basic weighted average shares outstanding	8.391	8.395	8.385	8.382
Diluted weighted average shares outstanding	8.409	8.416	8.401	8.407

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(In millions)
Revenues
North American Coal	$38.0	$21.0	$81.5	$58.3
Hamilton Beach	124.8	126.7	340.4	331.6
Kitchen Collection	48.2	48.9	135.8	129.8
NACCO and Other	—	—	—	—
Eliminations	(0.9)	(2.0)	(2.5)	(3.2)
Total	$210.1	$194.6	$555.2	$516.5

Operating profit (loss)
North American Coal	$8.6	$7.0	$29.7	$21.8
Hamilton Beach	8.7	7.9	15.9	14.8
Kitchen Collection	(1.9)	(0.6)	(11.6)	(10.3)
NACCO and Other	(0.6)	(0.9)	(3.6)	(4.5)
Eliminations	—	(0.1)	0.1	—
Total	$14.8	$13.3	$30.5	$21.8

Income (loss) before income taxes
North American Coal	$8.1	$6.5	$28.5	$20.7
Hamilton Beach	8.5	5.8	13.7	9.6
Kitchen Collection	(2.0)	(0.8)	(12.0)	(10.7)
NACCO and Other	(1.0)	(1.1)	(5.1)	51.8
Eliminations	—	(0.1)	0.1	—
Total	$13.6	$10.3	$25.2	$71.4

Income (loss) from continuing operations attributable to stockholders
North American Coal	$8.2	$5.8	$24.5	$17.5
Hamilton Beach	5.3	4.1	8.5	6.4
Kitchen Collection	(1.2)	(0.5)	(7.2)	(6.5)
NACCO and Other	(1.1)	(0.7)	(4.2)	33.0
Eliminations	(1.0)	(0.5)	(3.1)	(0.8)
Total	$10.2	$8.2	$18.5	$49.6

Discontinued Operations, net-of-tax	$27.8	$17.5	$66.5	$58.1

Net income attributable to stockholders	$38.0	$25.7	$85.0	$107.7

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILATION
	Quarter Ended
	12/31/2011	3/31/2012	6/30/2012	9/30/2012	9/30/12 Trailing 12 Months

Net income attributable to stockholders	$54.4	$25.2	$21.8	$38.0	$139.4
Discontinued operations	(24.5)	(20.4)	(18.3)	(27.8)	(91.0)
Income taxes provision	11.0	2.0	1.3	3.4	17.7
Interest expense	1.9	1.7	1.5	1.5	6.6
Interest income	(0.1)	(0.1)	—	—	(0.2)
Depreciation, depletion and amortization expense	4.5	3.4	3.4	4.6	15.9
EBITDA*	$47.2	$11.8	$9.7	$19.7	$88.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before income taxes and discontinued operations, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)